UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

August 27, 2007

Date of Report (Date of earliest event reported)

Commission File No. 0-14225

EXAR CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	94-1741481
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification Number)

48720 Kato Road, Fremont, CA 94538

(Address of principal executive offices, zip code)

(510) 668-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On May 7, 2007, Exar Corporation, a Delaware corporation (“Exar”), Side Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Exar (“Merger Sub”), and Sipex Corporation, a Delaware corporation (“Sipex”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, subject to satisfaction or waiver of the conditions therein, Merger Sub will merge with and into Sipex (the “Merger”) with Sipex surviving as a wholly-owned subsidiary of Exar.

Subject to the terms of the Merger Agreement, which had been approved by the boards of directors of Exar, Merger Sub and Sipex, upon consummation of the Merger, each holder of common stock of Sipex, in each case issued and outstanding immediately prior to the consummation of the Merger, will receive 0.6679 of a share of common stock of Exar (the “Exchange Ratio”). Sipex stock options will convert upon completion of the Merger into stock options with respect to Exar common stock, after giving effect to the Exchange Ratio.

On August 27, 2007, Exar issued a press release announcing the close of the proposed merger, effective August 25, 2007, which is attached hereto as Exhibit 99.1. The press release is hereby incorporated into this report by reference.

Pursuant to the Merger Agreement, Ralph Schmitt, chief executive officer of Sipex, became the president and chief executive officer of the combined company and he, along with two other designees of Sipex, were appointed to the board of directors of Exar.

Item 9.01.	Financial Statements and Exhibits.

(a) All financial information required by this Item 9.01 in connection with the Merger will be filed by amendment to this Current Report on Form 8-K within seventy-one (71) calendar days from the date that this Current Report on Form 8-K must be filed.

(d) Exhibits.

Exhibit Number	Document
99.1	Text of press release issued by Exar Corporation dated August 27, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXAR CORPORATION
(Registrant)

Date: August 28, 2007	By:	/s/ J. Scott Kamsler
	Name:	J. Scott Kamsler
	Title:	Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Document
99.1	Text of press release issued by Exar Corporation dated August 27, 2007.